Exhibit 3.40

AGREEMENT OF LIMITED

PARTNERSHIP

OF

SAN ANTONIO SPECIALTY HOSPITAL, LTD.

A Texas Limited Partnership

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AGREEMENT OF LIMITED PARTNERSHIP

OF

SAN ANTONIO SPECIALTY HOSPITAL, LTD.

THIS AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) is made and entered into this                  day of July, 1997, by and among the parties hereto.

For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are, the parties hereto have agreed and do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. When used in this Agreement, the following capitalized words and phrases shall have the following meanings assigned to them:

Act. “Act” shall mean the Texas Revised Limited Partnership Act, as amended from time to time.

Additional Limited Partner. “Additional Limited Partner” shall mean a Person admitted to the Partnership as a Limited Partner pursuant to Article XIV.

Affiliate. “Affiliate” shall mean, when used with reference to a specified Person:

(i) Any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person;

(ii) Any Person which is an officer, partner, manager or director of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, manager or director, or with respect to which the specified Person serves in a similar capacity;

(iii) Any Person, which, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of voting equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of voting equity securities or in which the specified Person has a substantial beneficial interest; and

(iv) Any relative or spouse of the specified Person.

Agreement. “Agreement” shall mean this Agreement of Limited Partnership as set forth in the Preamble, as the same may be amended from time to time.

Available Cash. “Available Cash” shall have the meaning set forth in Section 8.01.

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Assignee. “Assignee” shall mean a Person to whom a transferor has transferred all or a fractional part of the transferor’s Partnership Interest, whether by assignment or otherwise, in a manner permitted hereunder, but who has not become a Substitute Limited Partner.

Candidate. “Candidate” shall have the meaning set forth in Section 9.08(a).

Capital Contribution. “Capital Contribution” shall mean, with respect to each Partner, the initial amount contributed or to be contributed by such Partner to the capital of the Partnership, and any amounts contributed to the capital of the Partnership by such Partner thereafter; provided, that, for purposes of this Agreement, in the case of a Substitute Limited Partner, the cash sums previously contributed by the transferor Limited Partner with respect to the number of Units or fractional part thereof transferred to such Substitute Limited Partner shall be deemed to have been contributed to the capital of the Partnership by such Substitute Limited Partner for purposes of determining the Substitute Limited Partner’s Capital Contribution.

Certificate. “Certificate” shall mean that certain Certificate of Limited Partnership regarding the Partnership, filed with the office of the Secretary pursuant to the Act, as the same may be amended from time to time.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect on the date hereof, and, to the extent applicable, as subsequently amended.

Control. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

Deductions from Revenue. “Deductions from Revenue” shall mean all reductions in Gross Revenue resulting from the inability to collect payment of charges, including, but not limited to, reductions due to bad debts, discounts and other such revenue deductions, as determined by the General Partner in accordance with its normal accounting practices.

Dissolution. “Dissolution” shall mean the termination of the legal relationship among the parties as Partners except for matters of liquidation which are incomplete at the time of dissolution.

Dissolution Event. “Dissolution Event” shall have the meaning set forth in Section 12.01.

Gain on Sale or Loss on Sale. “Gain on Sale” or “Loss on Sale” shall mean the gain or loss recognized during any fiscal year by the Partnership on account of the condemnation, foreclosure, sale or other disposition of any portion of the property of the Partnership, or collections on any installment sale obligation received by the Partnership as a result of the sale of property of the Partnership. Such gain or loss shall be determined under applicable provisions of the Code, but without regard to any adjustment to basis of property of the Partnership pursuant to Section 743 of the Code.

General Partner. “General Partner” shall mean NCI - San Antonio, Inc., a Texas corporation, as well as any additional Person(s) admitted, as herein provided, to the Partnership in the capacity of a general partner.

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Gross Revenue. “Gross Revenue” shall mean all gross revenue derived from and properly attributed to the operations of the Partnership.

Initial Capital Contribution. “Initial Capital Contribution” shall mean, with respect to each Limited Partner, the initial amount contributed or to be contributed by such Limited Partner to the capital of the Partnership in exchange for the Partnership Interests acquired by such Limited Partner pursuant to Section 6.01.

Limited Partners. “Limited Partners” shall mean NextCARE One and each Person admitted to the Partnership, as herein provided and as set forth on Schedule I or an addendum thereto, as an Additional Limited Partner or as a Substitute Limited Partner, and shown as a Limited Partner on the books and records of the Partnership, until NextCARE One or such Person shall withdraw from the Partnership in accordance with the provisions hereof or a Substitute Limited Partner or Partners are admitted with respect to all of such Person’s Partnership Interest. “Limited Partner” shall mean any one of the Limited Partners.

Liquidation. “Liquidation” shall mean the satisfaction of liabilities of the Partnership and the distribution of all of the remaining Partnership assets (whether cash or other assets) to the Partners as herein provided.

Liquidator. “Liquidator” shall mean the party or parties actually conducting the Liquidation of the Partnership in accordance with Article XIII, whether the General Partner or a Trustee-In-Liquidation.

Majority in Interest of Limited Partners. “Majority in Interest of Limited Partners” shall mean Limited Partners representing more than fifty percent (50%) of the Percentage Interests of the Limited Partners, excluding from such calculation Percentage Interests held as a Limited Partner by the General Partner or by an Affiliate of the General Partner.

Net Operating Revenues. “Net Operating Revenues” shall mean, when used with respect to a particular period, the Gross Revenue less Deductions from Revenue for such period.

Net Refinancing Proceeds. “Net Refinancing Proceeds” shall mean the cash proceeds received by the Partnership arising from a loan to the Partnership to the extent not applied, or to be applied, to the reduction of Partnership indebtedness (including any advances made by Partners).

NextCARE One. “NextCARE One” shall mean NextCARE One, Ltd., a Texas limited partnership.

Operating Loans. “Operating Loans” shall have the meaning set forth in Section 6.13.

Partners or Partner. “Partners” shall mean, at any time, collectively, the General Partner and any other general partner of the Partnership and each of the Limited Partners and “Partner” shall mean any one of the Partners.

Partnership Interest. “Partnership Interest” shall mean, as to any Partner or Assignee, all of the interest(s) of that Partner or Assignee in the Partnership, including, without limitation, for

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purposes of illustration of such interest(s), as to any such Partner, such Partner’s (i) right to a distributive share of the profits and losses of the Partnership, (ii) right to a distributive share of property of the Partnership and (iii) right, if a General Partner, to participate in the management of the affairs of the Partnership.

Percentage Interest. “Percentage Interest” shall mean, as of a date of determination, (i) as to the General Partner, with respect to its interest as a general partner, one percent (1%) and (ii) as to a Limited Partner (including, if applicable, the General Partner with respect to its interest and status as a Limited Partner) or Assignee, the percentage set forth on Schedule I hereto. The sum of the Percentage Interests shall equal one hundred percent (100%).

Person. “Person” shall mean any individual, partnership, limited liability company, corporation, trust, pension, profit sharing or other plan, individual retirement account, or other entity or association.

Sale Proceeds. “Sale Proceeds” shall mean the net proceeds received by the Partnership on account of any sale of all or any portion of the property of the Partnership, or on account of any insured fire or casualty loss, condemnation, or other involuntary conversion (including losses covered by insurance) to the extent not applied, or to be applied, to the reduction of Partnership indebtedness (including any advances made by Partners).

Secretary of State. “Secretary of State” shall mean the Secretary of State of the State of Texas.

Specialty Hospital. “Specialty Hospital” shall mean a rehabilitation or long-term acute care hospital owned and/or operated by the Partnerships.

Specialty Hospital Lease. “Specialty Hospital Lease” shall mean a facility lease of space by the Partnership to be used as a rehabilitation or long-term acute care hospital.

Substitute Limited Partner. “Substitute Limited Partner” shall mean an Assignee admitted as a Limited Partner to the Partnership pursuant to Section 9.08 and who is shown as a Limited Partner on the books and records of the Partnership.

Tax Matters Partner. “Tax Matters Partner” shall have the meaning set forth in Section 3.09.

Transfer Agreement. “Transfer Agreement” shall have the meaning set forth in Section 9.03.

Treasury Regulation. “Treasury Regulation” shall mean a regulation issued by the Department of the Treasury under the Code.

Section 1.02 Other Defined Terms. Any capitalized term not specifically defined in Section 1.01 shall have the meaning provided for the term in the Section in this Agreement in which such term is first used.

Section 1.03 References. All references in this Agreement to “Sections” or “Articles” shall be to sections and articles of this Agreement unless otherwise noted. The words “hereof”, “herein”,

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“hereby”, “hereinafter”, “heretofore”, “hereunder” and words of similar import shall also refer to material set forth in this Agreement as a whole and not to any particular subdivision unless expressly so limited.

ARTICLE II

ORGANIZATION OF THE PARTNERSHIP

Section 2.01 Formation of Partnership. The General Partner and the Limited Partner hereby form the Partnership pursuant to the provisions of the Act. The parties agree that the rights, duties and liabilities of the Partners shall be as provided herein and in the Act. In the event of a conflict between the rights, duties and liabilities of the Partners as provided herein and as provided in the Act, the terms of this Agreement shall control and govern to the extent permitted by applicable law. The General Partner shall promptly execute and file with the Secretary of State a certificate of limited partnership, and shall make any other filings with the appropriate authorities necessary to effectuate the purposes of this Partnership.

Section 2.02 Partnership Name. The name of the Partnership shall be San Antonio Specialty Hospital, Ltd. To the extent deemed necessary or advisable by the General Partner, the activities and business of the Partnership shall be conducted under such assumed or fictitious name(s) as the General Partner may choose from time to time. The General Partner shall cause to be executed and filed on behalf of the Partnership and the Partners any statement of assumed or fictitious name that may be required by law in order for the Partnership to engage in business in any state or political subdivision.

Section 2.03 Location of Place of Business. The principal place of business of the Partnership shall be at 8201 Ewing Halsell Drive, Suite 210, San Antonio, Texas 78229 or such other place or places as may be determined by the General Partner from time to time.

Section 2.04 Mailing Address. The mailing address of the Partnership shall be 7600 Chevy Chase Drive, Suite 116, Austin, Texas 78752 or such other place as the General Partner shall select.

Section 2.05 Registered Agent and Registered Office. The registered agent of the Partnership to receive service of process in Texas shall be Ray M. Branson and the address of the registered office of the Partnership in Texas shall be 7600 Chevy Chase, Suite 116, Austin, Texas 78752.

Section 2.06 Purpose and Intent. The principal business and purpose of the Partnership is to invest in, develop and/or operate one or more Specialty Hospitals, and in the furtherance of that business purpose, to (i) enter into and perform any Lease and (ii) take any other action, perform any other duties or engage in any and all lawful activities directly or indirectly related or incidental thereto or necessary therefor. The Partnership shall not engage in any other business without the prior unanimous written consent of the Partners.

Section 2.07 Effective Date and Term. The Partnership shall commence on and as of the date of the filing of the Certificate with the Secretary of State and shall continue until the first to occur of the following events:

(a) The unanimous written consent of the Partners agreeing to a Dissolution and termination of the Partnership; or

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(b) The sale, condemnation, foreclosure or other disposition of all or substantially all of the assets of the Partnership, and conversion into cash of the proceeds of each disposition originally received in a form other than cash; or

(c) A Dissolution Event, as defined in Section 12.01; or

(d) December 31, 2087.

Section 2.08 Filings. The Partners shall from time to time execute or cause to be executed such certificates (including fictitious or assumed name certificates) or such documents and cause to be done all such findings, recordings, publishing and other acts as may be necessary or appropriate to comply on a continuing basis with the requirements for the existence and operation of a limited partnership under the laws of any and all jurisdictions in which the Partnership may from time to time conduct business or own or lease property, and for the purpose of establishing and protecting the limited liability of the Limited Partners thereunder. Although the General Partner is empowered to execute such instruments and to take such actions on behalf of all Partners pursuant to the power of attorney granted in Section 15.01, each of the Partners agrees that such Partner will execute any such instruments and take any such actions to effectuate such purposes as are requested by the General Partner.

ARTICLE III

MANAGEMENT OF PARTNERSHIP AFFAIRS

Section 3.01 Management and Control of the Business of the Partnership.

(a) Subject to the limitations set forth in this Agreement, the General Partner has the exclusive authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership. Pursuant to the foregoing, and except as otherwise provided in this Agreement, it is understood and agreed that the General Partner shall have all of the rights and powers of a general partner as provided in the Act (or any successor act) and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the partnership. The General Partner shall, except as otherwise provided in this Agreement, be subject to all the restrictions and liabilities of a partner in a partnership without limited partners. It is further understood and agreed that, subject to the limitations set forth in this Agreement, any General Partner or authorized officer of a General Partner may act for and in the name of such General Partner in the exercise by such General Partner of any of its rights and powers hereunder.

(b) The General Partner shall be solely responsible for the day-to-day management of Partnership operations and performing or overseeing the performance of all acts needed to carry on the Partnership business on a daily basis. Its responsibilities shall include, without limitation, oversight of the Partnership’s acquisition, operation, lease and maintenance of the Specialty Hospital and/or property of the Partnership and management of Partnership

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operations, the maintenance of financial and tax accounting records, preparation and filing of tax and securities jaws reports, dissemination and receipt of communications with Limited Partners, dissemination of distributions and management of working capital and cash reserves. The General Partner shall have the power and authority to execute, without the joinder of any other Partner, instruments evidencing matters approved of in accordance with the terms of this Agreement.

(c) Subject to the limitations set forth in Sections 3.02 and 3.05, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities. Such right, power and authority shall include, but not be limited to, the right, power and authority:

(i) To incur reasonable expenditures;

(ii) To employ or engage, as appropriate, and dismiss from employment or engagement, as appropriate, any and all employees, agents, independent contractors, managers, attorneys and accountants;

(iii) To let or lease (for use by the Partnership or by a third party) all or any portion of any property of the Partnership for any purpose reasonably related to Partnership operations and without limitation as to the term thereof, whether or not such term (including renewal terms) shall extend beyond the date of the termination of the Partnership;

(iv) To enter into one or more contracts for the maintenance and servicing of the Specialty Hospital and/or other property of the Partnership;

(v) To do any and all of the foregoing at such price, rental or amount, for cash, securities or other property and upon such terms as the General Partner deems proper; and

(vi) To execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing.

(d) In carrying out its management duties, subject to the general limitations in Sections 3.02 and 3.05, the authority of the General Partner shall include, specifically, the authority to:

(i) Execute on behalf of the Partnership the agreements and all other documents required for the Partnership to acquire, organize, own, operate, manage and dispose of the Specialty Hospital on such terms as the General Partner shall determine proper;

(ii) Cause the Partnership to borrow, subject to the limitations of Sections 3.02(c) and 6.13, funds from the General Partner, or any Affiliate thereof; and

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(iii) Contract with any entity controlling, controlled by or under common control with the General Partner for the provision of services to the Partnership, excluding, however, any and all management, services for management of the Partnership (“Affiliate Management Services”); provided that no such entity shall be compensated for such services other than at a rate in excess of the rate at which the Partnership could reasonably expect to receive such services from an unrelated third party.

(e) Without limiting the generality of the foregoing, the General Partner, with unanimous consent of Limited Partners, shall have the power and authority to admit Additional Limited Partners as provided in Article XIV, to issue Partnership Interests if authorized in accordance with Section 4.07, and to admit in its stead a new General Partner pursuant to Section 10.01.

(f) The General Partner, without the consent of any Limited Partner, shall have the power to approve assignments of Limited Partners’ Partnership Interests or fractional parts thereof and the admission of Assignees as Substitute Limited Partners pursuant to Article IX.

(g) The specification in this Section 3.01 of actions which the General Partner is authorized to take shall in no way be construed as a limitation on the authority of the General Partner to manage the Partnership or to conduct the day-to-day business of the Partnership and to take all actions necessary therefor, and the General Partner may take such other actions, other than those actions specified in Section 3.02 and Section 3.05, as it deems appropriate without the approval of any of the Limited Partners.

Section 3.02 Restrictions on the Authority of the General Partner. Notwithstanding the generality of Section 3.01, without the prior approval of at least a Majority in Interest of Limited Partners, the General Partner shall not:

(a) Acquire any property (other than cash or promissory notes) in exchange for interests in the Partnership;

(b) Make, execute or deliver any adjustment, compromise or settlement of any claim against the Partnership other than in the ordinary course of business; or

(c) Encumber or grant a lien on any asset of the Partnership other than a lien to secure payment of any borrowing permitted under Section 3.01 and specifically Subsection 3.01(d)(ii).

Section 3.03 Authority and Reliance.

(a) Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner and the limitations thereon as set forth in this Agreement. In no event shall any Person dealing with the General Partner with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act of the General Partner.

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(b) Every contract, agreement, deed, promissory note, deed of trust, mortgage, security agreement, financing statement, or other instrument or document executed by the General Partner with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that: (i) at the time of the execution and delivery thereof, this Agreement was in full force and effect; (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership; and (iii) the General Partner was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

Section 3.04 Time Devoted to Partnership.

(a) The General Partner shall devote such time to the business and affairs of the Partnership as it shall deem necessary to carry on the business of the Partnership; provided, that nothing in this Agreement shall preclude the employment of any Affiliate or agent of the General Partner (excluding Affiliate Management Services) or of a third-party to manage or provide services with respect to any property or business of the Partnership. Further, nothing contained herein shall preclude the General Partner from subcontracting certain of its duties hereunder to another Person, regardless of whether such Person is also an Affiliate of the General Partner; provided, however, that nothing contained herein shall be construed to permit or allow the General Partner to assign or subcontract its ultimate obligations and responsibilities to the Partnership to any Affiliate or other Person or to subcontract Affiliate Management Services.

(b) Subject to the provisions of Section 3.05, the General Partner may engage in other activities (including Ventures and activities that may be in competition with the Partnership except as otherwise prohibited in other contractual arrangements) in addition to those relating to the Partnership, subject only to any limitations imposed by law. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement in or to any such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of any such other ventures or activities by the General Partner shall not be deemed wrong or improper. The General Partner shall have the right to take for its own account (individually or as trustee), or to recommend to others, any investment opportunity. The General Partner shall have the right to engage or invest in, pursue or recommend to others all business interests, investment opportunities and other activities without any liability for the breach of any duty owed to the Partnership or to the other Partners.

Section 3.05 Prohibited Actions. The General Partner shall not, without first obtaining the unanimous vote of the Limited Partners, do any of the following:

(a) Do any act in contravention of this Agreement;

(b) Possess property of the Partnership or assign the rights of the Partnership or its Partners in such property for other than a Partnership purpose;

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(c) Make, execute or deliver for the Partnership any general assignment for the benefit of creditors, or any bond, guaranty, indemnity bond, surety bond of accommodation paper or accommodation endorsement;

(d) Do any act which would make it impossible to carry on the ordinary business of the Partnership except as otherwise permitted by another provision of this Agreement;

(e) Permit any Person who makes a loan to the Partnership to acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership, other than as a secured creditor;

(f) Admit a new Partner to the Partnership, except as otherwise provided in this Agreement; or

(g) If the Partnership has entered into a Specialty Hospital Lease, the General Partner shall not, without the prior written approval of the Limited Partner, sell, lease, exchange, transfer, contract for, or grant an option for the sale of or liquidate the Partnership or enter into any Specialty Hospital Leases (other than the original Specialty Hospital Lease executed contemporaneously herewith, and any extensions or modifications thereof), or transfer any Limited Partnership Interest.

Section 3.06 Exculpation of General Partner. Neither the General Partner nor any of its employees, officers or directors shall be liable, responsible or accountable to the Partnership or to any Partner, in damages or otherwise, for any action the General Partner takes or any action it fails to take on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law or in reliance in good faith on the opinion of legal counsel, unless such act or inaction was performed or omitted fraudulently or in bad faith or constituted gross negligence, willful misconduct or willful breach of any material provision of this Agreement on the part of the General Partner.

Section 3.07 Indemnification by the Partnership. The General Partner, its Affiliates and their respective its employees, officers and directors shall be indemnified and held harmless by the Partnership from and against any cost, loss, expense, liability, damage or injury suffered or sustained by them by reason of any acts or omissions arising out of their activities on behalf of the Partnership, including, but not limited to, any judgment, award, settlement,, attorneys’ and accountants’ fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim if the acts or omissions upon which such actual or threatened action, proceeding or claim are based were not the result of fraudulent or bad faith conduct by or gross negligence or willful misconduct of the General Partner or such employees, officers or directors. Such right of indemnification shall include the power to purchase and maintain as an expense of the operations of the Partnership insurance or another such arrangement on behalf of any Person who is covered by this Section. The right of indemnification shall be satisfied solely to the extent of available Partnership assets (including proceeds of insurance) and the General Partner shall have no personal liability therefor.

Section 3.08 Tax Returns and Elections. The General Partner shall cause Partnership tax returns to be timely filed on behalf of the Partnership in any jurisdictions in which the Partnership

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conducts operations and which require the filing of tax returns. All elections required or permitted to be made by the Partnership under the Code, including but not limited to, the election pursuant to Section 754 thereof shall be made by the General Partner, if at all, in such manner as in the General Partner’s reasonable judgment will be most advantageous to the Partners. Each Partner shall, upon request, supply the information necessary to properly give effect to any such election. For purposes of meeting the requirements of the Code, the Partners designate and empower the General Partner to act for each of the Partners and the Partnership in administrative and judicial proceedings relating to the Internal Revenue Service. The General Partner shall promptly furnish copies of all returns for each fiscal year to each Partner who requests such copies.

Section 3.09 Partnership Level Tax Audits. The General partner shall be the “tax matters partner” of the Partnership pursuant to Section 6231 (a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall take such action as may be necessary to cause all Partners to become “notice partners” within the meaning of Section 6222, et seq, of the Code and shall keep all other Partners informed of all matters which may come to its attention in its capacity as Tax Matters Partner by giving the other Partners notice thereof promptly after it becomes informed of any such matter. This provision is not intended to authorize the Tax Matters Partner to take any action which is left to the determination of an individual Partner under Sections 6222 through 6231 of the Code.

Section 3.10 Compensation of General Partner; Partnership Expenses.

(a) The General Partner shall be solely responsible for all costs and expenses, including legal, accounting and other fees related to the formation of the Partnership. The Partnership shall be responsible for all other obligations of the Partnership, including but not limited to any costs of amending this Agreement and any operating loans provided to the Partnership pursuant to Section 6.13 hereof. During the term of the Partnership, the General Partner (or an appropriate Affiliate thereof) shall be reimbursed for all direct costs and expenses of the General Partner (or such Affiliate) incurred for the benefit of the Partnership and attributable to the operation of the Partnership.

(b) Except with respect to expenses incurred prior to the commencement of operations of the Partnership and paid by the General Partner (or an Affiliate thereof) on behalf of the Partnership, all expenses of the Partnership shall be billed directly to and paid by the Partnership.

Section 3.11 Other Specific Rights and Duties of the General Partner.

(a) Notwithstanding the provisions of Section 15.03, the General Partner may amend the provisions of this Agreement to the minimum extent necessary in accordance with the advice of legal counsel to comply with any applicable federal or state legislation, rules, regulations or administrative interpretations thereof after the date of this Agreement.

(b) The General Partner shall have the right to restructure the Partnership’s activities to the extent the General Partner deems necessary or appropriate (after consulting with legal counsel) to comply with any regulations adopted by the United States Department of Health and Human Services regarding payment practices that will not be treated as a criminal offense under Section 1128B of the Social Security Act (the “SSA”) and will not

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serve as the basis for an exclusion under Section 1128(b)(7) of the SSA as the same may be applicable to the activities of the Partnership.

(c) Notwithstanding anything in this Agreement to the contrary, in the event of any interpretation, enactment or issuance of any statute, law, ordinance, regulation, rule or order that prohibits, or calls into question the legality of, any agreement to which the Partnership is a party, the General Partner may without the consent of the Limited Partners and in its sole discretion (i) renegotiate and modify such agreement to the extent necessary to comply with such interpretation, enactment or issuance, (ii) assign the rights and obligations under such agreement to the General Partner or an Affiliate of the General Partner or (iii) take such other action as the General Partner may deem appropriate to comply with such interpretation, enactment or issuance. To the extent any interpretation, enactment or issuance of any statute, law, ordinance, regulation, rule or order materially and adversely affects any agreement to which the Partnership is a party, the General Partner and the Limited Partners shall in good faith negotiate to modify such agreement to the extent necessary to comply with such interpretation, enactment or issuance, unless the material and adverse effect is a mere change in reimbursement rates or methodology for the Partnership to which case any such agreement will remain unchanged.

(d) In addition to the other duties set forth in this Article III, the General Partner shall keep the books of account and records of the Partnership in accordance with Article XI, prepare and distribute financial information in accordance with Section 11.06, and cause the Partnership to retain a reserve in accordance with Section 6.02 and to make distributions in accordance with Article VIII.

ARTICLE IV

STATUS OF LIMITED PARTNERS

Section 4.01 General. Each Limited Partner shall have all of the rights, and be afforded the status, of a “limited partner” as set forth in the Act. Each Limited Partner expressly waives the right to require partition of all or any portion of the property of the Partnership. A Limited Partner may not grant a security interest in the Partnership Interest of such Limited Partner or in any distributions made or to be made hereunder to or on behalf of such Limited Partner.

Section 4.02 Limitation on Liability. Notwithstanding anything to the contrary herein expressed or implied, no Limited Partner shall be personally liable for any of the debts of the Partnership or any of the losses thereof in excess of such Limited Partner’s share of Partnership assets, the Capital Contribution which such Limited Partner has made or is obligated to make to the Partnership, and such Limited Partner’s share of the Partnership’s income and gains; provided, however, that to the extent required by applicable law, if any Limited Partner receives a distribution in partial or full return of such Limited Partner’s Capital Contribution to the Partnership that is not permitted under Section 6.07(a) of the Act, such Limited Partner shall be liable to the Partnership for such distribution if the Limited Partner knew that the distribution violated the prohibition of said Section 6.07(a).

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Section 4.03 No Management Responsibility. No Limited Partner, in such capacity, shall: (i) take part in the control, management or administration of the Partnership, or transact any business of the Partnership or act as agent for the Partnership; or (ii) be paid any salary or have a drawing account on Partnership funds.

Section 4.04 No Authority to Act. No Limited Partner, as such, shall have the power to sign for or to bind the Partnership. All authority to act on behalf of the Partnership is vested in the General Partner.

Section 4.05 Priority. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to a distribution of Available Cash, Sales Proceeds or Net Refinancing Proceeds. Other than upon the dissolution of the Partnership as provided in this Agreement, the parties hereto have not agreed upon a time when the Capital Contribution of each Limited Partner may be returned.

Section 4.06 No Right of Withdrawal. No Limited Partner shall be entitled to withdraw, retire or resign from the Partnership except upon assignment by the Limited Partner of all of such Limited Partner’s Partnership Interest to one or more Assignees and the substitution thereof as Substitute Limited Partners of the Partnership in accordance with the provisions of Article IX.

Section 4.07 Additional Limited Partners. Without the unanimous approval of Limited Partners, the General Partner may not authorize the sale of additional Partnership Interests.

Section 4.08 Title to Partnership Property. Legal and beneficial title to all property of the Partnership shall be taken and held in the name of the Partnership, Partnership funds shall not be commingled with those of any Partner or other Person.

ARTICLE V

MEETINGS OF THE LIMITED PARTNERS

Section 5.01 Meetings of the Limited Partners. The General Partner or a Majority in Interest of Limited Partners may at any time call a meeting of the Limited Partners, or call for a vote without a meeting of the Limited Partners, on matters on which the Limited Partners are entitled to vote.

Section 5.02 Notice. Upon receipt by the General Partner of written requests from the requisite number of Limited Partners, or upon the initiative of the General Partner, the General Partner shall (within ten (10) calendar days after receipt of such written requests, if applicable) give notice (“Notice Date”) to all Partners of record as of the Notice Date of the meeting or vote without a meeting, as the case may be in the case of a meeting, such notice shall state the date of the meeting and the purpose or purposes for the meeting. The meeting shall be held not less than fifteen (15) nor more than sixty (60) calendar days after the Notice Date at such time and place as shall be specified in the request, or if no time and place is specified or if the meeting is to be called upon the General Partner’s initiative, at such time and place as shall be determined by the General Partner in its sole discretion to be convenient for the Partners. In the case of a vote without a meeting, such notice shall

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state the matter or matters to be voted upon and the date upon which the votes will be counted. The date upon which such votes without a meeting will be counted shall be not less than fifteen (15) nor more than sixty (60) days following the Notice Date. The Partnership shall bear all expenses of the voting and such notification.

Section 5.03 Voting. A Limited Partner shall be entitled to cast one vote for each one percentage point of the aggregate Percentage Interest which it owns (i) at a meeting, in person, by written proxy or by a signed writing directing the manner in which the Limited Partner desires that its vote be cast, which writing must be received by the General Partner prior to such meeting, or (ii) without a meeting, by a signed writing directing the manner in which the Limited Partner desires that its vote be cast, which writing must be received by the General Partner prior to or on the date upon which the votes of the Limited Partners are to be counted. Only the votes of the Limited Partners of record on the Notice Date, whether at a meeting or otherwise, shall be counted. With respect to voting rights attributable to Partnership Interests that are held by Assignees, or fractional parts thereof, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Partnership Interests on any matter, vote such Partnership Interests at the written direction of the Assignee. If no such written direction is received, such Partnership Interests, or fractional parts thereof, will be deemed to have abstained with respect to any such matter for which a vote has been taken.

Section 5.04 Advisory Vote of the Limited Partners. Except as specifically provided herein with respect to matters upon which the Limited Partners shall have a right to vote, any vote by the Limited Partners shall be advisory in nature and shall not bind the General Partner or the Partnership in any way. Advisory votes by the Limited Partners shall be by a Majority in Interest of the Limited Partners present and voting at the meeting at which the vote is taken.

Section 5.05 Waiver of Notice. A Partner may, by a writing signed by such Partner and delivered to the Partnership, waive notice of or attendance at any meeting of the Limited Partners, and may attend by telephone or other electronic communication device. Attendance at a meeting of the Partners shall constitute waiver of notice of the meeting, except where a Partner attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VI

PARTNERSHIP CAPITAL

Section 6.01 Initial Capital Contributions by the Partners.

(a) The contributions to the capital of the Partnership of the General Partner shall be the costs of organizing the Partnership and the preparation of related agreements which are hereby stipulated to have a value of $5.00 and the initial Limited Partner shall contribute $495.00 to the capital of the Partnership.

(b) Once a Partnership Interest has been paid for in full by a Limited Partner, the Limited Partner shall have no obligation to make additional capital contributions to the Partnership.

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(c) Upon the Dissolution and termination of the Partnership, the General Partner shall contribute to the Partnership an amount equal to any deficit balance in the General Partner’s capital account.

Section 6.02 Reserve. The General Partner shall cause the Partnership to retain a cash reserve of an amount determined solely by it from time to time to be appropriate for the business of the Partnership for the payment of Partnership expenses in future periods.

Section 6.03 Maintenance of Capital Accounts. A capital account shall be established and maintained for each of the Partners in accordance with the capital account maintenance requirements of Treasury Regulation Section 1.704-l(b). In general, under such requirements, each Partner’s capital account shall be: (i) increased by the amount of such Partner’s Capital Contribution and the amount of any income or gain allocated to such Partner and (ii) decreased by the amount of any deduction or loss allocated to such Partner and the amount of cash and the value of all other property distributed to such Partner. Loans by a Partner to the Partnership shall not be considered contributions to the capital of the Partnership and shall not increase the capital account of a Partner who makes a loan to the Partnership. The General Partner shall make all necessary adjustments in each Partner’s capital account as required by such Treasury Regulation Section.

Section 6.04 Determination of Capital Account. Whenever it is necessary to determine the capital account of any Partner, such Partner’s capital account shall be determined after giving effect to all allocations of all income, gain, loss, deductions and credits of the Partnership for the current fiscal year (or part thereof) and all distributions for such fiscal year (or part thereof) in respect of transactions effected prior to the time as of which such determination is to be made.

Section 6.05 Negative Capital Account Balances. Except as provided herein, a Partner with a negative balance in such Partner’s capital account shall not have any obligation to the Partnership or any Partner to eliminate such negative balance by contribution of capital to the Partnership or otherwise, and in no event shall any such negative balance constitute an asset of the Partnership.

Section 6.06 No Interest on Capital Accounts. A Partner shall not be paid interest on any Capital Contribution or on the balance in such Partner’s capital account.

Section 6.07 Rights to Return and Withdrawal of Capital. Except as otherwise provided herein, a Partner shall not have priority over any other Partner as to the return of such Partner’s Capital Contribution, as to compensation by way of income, or as to profits, losses or distributions. A Partner shall not have the right to demand or receive property other than cash for such Partner’s Capital Contribution or in payment of such Partner’s share of Available Cash, Sales Proceeds or Net Refinancing Proceeds. Prior to the Dissolution and winding up of the Partnership, a Limited Partner shall not be entitled, without the consent of the General Partner, to withdraw any part of such Limited Partner’s Capital Contribution.

Section 6.08 No Right to Make Additional Capital Contributions. No Partner shall be entitled to make any contribution to the capital of the Partnership except as provided in this Agreement.

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Section 6.09 Loan to General Partner. The Partnership shall make no loans to the General Partner or to any Affiliate of the General Partner.

Section 6.10 Third-Party Loan. If the Partnership borrows monies, a creditor who makes such a loan shall not have or acquire as a result of making the loan any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor.

Section 6.11 Capital Account of Substitute Limited Partner. The capital account of a Substitute Limited Partner shall be, with respect to any Partnership Interest(s) or fractional part thereof transferred to such Substitute Limited Partner pursuant to Article IX, the capital account of the transferor Limited Partner determined in accordance with the provisions of this Article VI, as of the date specified in Section 7.03 for determining the Substitute Limited Partner’s share of allocations of income, gain, loss, credit and deduction, with respect to such Partnership Interest or fractional part thereof so transferred.

Section 6.12 Adjustment of Capital Accounts. Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), upon an issuance of additional Partnership Interests and receipts of Cash therefor pursuant to Section 4.07(c), the capital accounts of all Partners and the book basis of the Partnership Property shall, immediately prior to such issuance, be adjusted (consistent with the provisions hereof) upwards or downwards to reflect any unrealized gain or unrealized loss attributable to the Partnership Property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property, immediately prior to such issuance, and had been allocated to the Partners, at such time). The book basis of the Partnership assets shall be adjusted according to their relative fair market values, as determined by the General Partner using such method as it deems appropriate. In the event that such an adjustment is made pursuant to this Section 6.12, the Partners’ capital accounts shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g) for allocations to them of depreciation, amortization, and gain or loss, as computed for book purposes.

Section 6.13 Loans to the Partnership. Any Partner may make one or more loans to the Partnership at such time or times, for such purposes and on such terms as the General Partner shall determine, and such loans may provide for interest at a market rate for comparable loans to be paid to the lending Partner. The General Partner or any of its Affiliates may make one or more loans to the Partnership, from time to time, to the extent necessary to fund working capital deficits incurred by the Partnership. Such loan or loans are herein referred to as “Operating Loans.” Operating Loans (i) shall be adequately secured, (ii) shall bear interest from the date of such loan to the date of repayment at a floating rate equal to the “prime rate,” as it changes from time to time, plus 3% per annum or, if less, the maximum rate permissible by applicable law, and (iii) shall be on such other terms to which the General Partner, in its sole discretion, may agree; provided, however, that any such other terms shall not be less favorable in any material respect to the Partnership than those that would be obtained from an unrelated lender for a comparable loan for the same purpose. As used in this Section 6.13, the term “prime rate” shall mean, for any date, the prime rate announced in The Wall Street Journal for such date (such rate being the lowest percentage figure if a percentage range appears therein for such date).

Section 6.14 Ownership of Assets. All assets acquired by the Partnership shall be owned by the Partnership subject to the terms and provisions of this Agreement, and no Partners shall have

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any individual ownership of such property. Each Partner hereby expressly and irrevocably waives for the duration of this Agreement any and all rights that such Partner may have to maintain an action for partition with respect to such Partner’s Partnership Interest or in any property of the Partnership or to compel the sale of any property of the Partnership under any law or amendment thereof, including without limitation, the laws of the State of Texas. In connection with the foregoing waiver, the Partners acknowledge and agree that each of them has been induced to enter into this Agreement in reliance upon the aforementioned waiver, and without such waiver, no Partner would have entered into this Agreement. Legal title to all property of the Partnership shall be held and conveyed in the name of the Partnership.

Section 6.15 Capital Account of a Partner as Transferee. Generally, in the event of a transfer of a Partnership Interest to a Partner pursuant to Article IX, the transferee Partner shall succeed to the capital account of the transferor Limited Partner determined in accordance with the provisions of this Article VI relating to the Partnership Interest transferred, as of the date specified in Section 7.03.

ARTICLE VII

ALLOCATIONS OF INCOME, GAIN, LOSS, DEDUCTION AND CREDIT

Section 7.01 Allocations of Income or Loss.

(a) Except as otherwise provided herein, all items of income, gain, loss, deduction and credit shall be allocated to the Partners in proportion to their respective Percentage Interests.

(b) The portion of each item of income, gain, loss, deduction or credit shall be allocated among those Partners for whom capital accounts are being maintained in proportion to the number of months that capital accounts for such Partners were maintained during the year, unless otherwise required by law. Partners for whom a capital account is opened during any month shall be deemed to have owned their interests in the Partnership for such entire month unless otherwise required by law. The allocation of each item of income, gain, loss, deduction or credit to any interest in the Partnership which may have been transferred during any accounting period will be accomplished in a similar manner.

Section 7.02 Exceptions and Certain Matters. Notwithstanding anything to the contrary in this Article VII:

(a) If the allocation of any loss or deduction to a Limited Partner would result in such Limited Partner’s having a deficit in the Limited Partner’s capital account (in excess of any limited dollar amount of such deficit balance that such Limited Partner is obligated to restore and such Limited Partner’s share of minimum gain as defined in Treasury Regulation Sections 1.704-1T(b)(4)(iv)(f)) at the end of the taxable year after all distributions and other allocations, including any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), have been made, such loss or deduction shall be allocated first to the other Limited Partners to the extent possible in proportion to the positive balances in their capital accounts and then to the General Partner.

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(b) If a Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a deficit balance in such Partner’s capital account (in excess of any limited dollar amount of such deficit balance that such Partner is obligated to restore and such Partner’s share of minimum gain as defined in Treasury Regulation Section 1.704-1T(b)(4)(iv)(f)) as of the end of the taxable year to which such adjustment, allocation or distribution relates, then such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of income and gain, including gross income) in an amount sufficient to eliminate any such deficit balance (in excess of any limited dollar amount of such deficit balance that such Partner is obligated to restore) in such Partner’s capital account as quickly as possible. It is intended that the foregoing sentence constitute a “qualified income offset” for the purposes of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that section.

(c) Any deemed distribution upon termination of the Partnership for federal income tax purposes shall be allocated as if made during liquidation of the Partnership, and the differences between the fair market value of any assets deemed distributed or actually distributed and their adjusted basis for federal income tax purposes shall be allocated to the Partners’ capital accounts as if such assets were sold.

(d) Notwithstanding anything to the contrary that may be expressed or implied herein, the interest of the General Partner in each item of Partnership income, gain, loss, deduction or credit will be equal to at least one percent (1%) of each of these items at all times during the existence of the Partnership to the full extent possible under Section 704 of the Code and the Treasury Regulations thereunder. In determining the interest of the General Partner in those items, limited partnership interests owned by the General Partner may be taken into account.

(e) The General Partner is authorized to withhold taxes from any distributions otherwise payable to any Limited Partner in the event that such withholding is necessary to comply with applicable law. Any amount withheld shall be charged to such Limited Partner’s capital account.

(f) All items of income and gain upon the liquidation of the Partnership and subject to Sections 7.02(b) and 7.02(g) shall be allocated first to the Limited Partners with deficit capital account balances until such Limited Partners’ capital account balances equal zero and next to the General Partner, if the General Partner has a deficit capital account balance, until such General Partners’ capital account balance equals zero. Any remaining balance of income or gain shall be allocated to the Partners in proportion to their respective Percentage Interests.

(g) Notwithstanding anything in this Article VII to the contrary, in the event that the Partnership incurs any non-recourse indebtedness, then any allocation of loss, deduction and other expenditure attributable to such non-recourse indebtedness shall be subject to the limitations set forth in Treasury Regulation Section 1.704-1T(b)(4)(iv), and any allocations of income and gain shall be subject to the “minimum gain chargeback” requirements set forth in Treasury Regulation Section 1.704-1T(b)(4)(iv)(e).

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(h) Notwithstanding anything in this Article VII to the contrary, in the event that the Partnership incurs any non-recourse indebtedness that is treated as “partner non-recourse debt” under Treasury Regulation Sections 1.704-1T(b)(4)(iv)(h) and (k), then any allocation of loss, deduction and other expenditure attributable to such “partner non-recourse debt” shall be allocated as provided in Treasury Regulation Section 1.704-T(b)(4)(iv)(h)(2), and any allocations of income and gain shall be subject to the partner nonrecourse debt minimum gain chargeback provisions of Treasury Regulation Section 1.704-1(b)(4)(iv)(h)(4).

Section 7.03 Allocations Upon Transfer of Interests. Unless otherwise agreed in writing by a transferor and transferee of a Partnership Interest herein, each item of income, gain, loss, deduction or credit allocated to any Partnership Interest which may have been transferred during any year shall, if permitted by law, be allocated during such year in proportion to the number of calendar days for which each such holder was recognized as the owner of the Partnership Interest during such year, without regard to the results of Partnership operations during the portion of such year in which each such holder was recognized as the owner thereof and without regard to the date, amount or receipt of any distributions which may have been made with respect to such Partnership Interest. Notwithstanding the foregoing, in determining the allocable shares of the above items as between a transferor and transferee, the Partnership shall in all events utilize an allocation method which complies with Section 706(d) of the Code and any Treasury Regulations promulgated thereunder.

Section 7.04 Reliance Upon Accountants. The General Partner may rely upon, and shall have no liability to the other Partners or the Partnership if it does rely upon, the opinion of accountants retained by the Partnership from time to time with respect to all matters (including disputes with respect thereto) relating to computations and determinations required to be made under this Article VII or other provisions of this Agreement.

Section 7.05 Intent of Partners. It is the intent of the Partners that the allocations prescribed in this Article VII comply with the requirements of applicable Treasury Regulations regarding allocations of income, gain, loss, deductions and credits for federal income tax purposes, and are to be interpreted, if possible, to comply with the requirements of such Treasury Regulations as promulgated in final form from time to time. Further, the General Partner shall have complete discretion to amend the provisions of this Agreement without the consent of any Limited Partner to the minimum extent necessary to give effect to the plan of allocations provided for herein; provided, however, that any such amendment shall not have a material adverse effect on the Limited Partners, and, in the opinion of legal counsel to the General Partner, is advisable to reflect and/or effect the promulgation of any final Treasury Regulations regarding allocations of items of income, gain, loss, deduction and credit under Section 704 of the Code.

ARTICLE VIII

DISTRIBUTIONS

Section 8.01 Available Cash. “Available Cash” for any period shall mean Net Operating Revenues of the Partnership and any other income thereof less: (i) operating and administrative expenses paid during the period; (ii) accrued and unpaid operating and administrative expenses for such period; (iii) principal and interest paid on Partnership debt during such period; and (iv) reasonable sums paid into reserves (as determined in the discretion of the General Partner) during

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such period for the payment of Partnership expenses in future periods. Depreciation and amortization deductions and payments made out of reserves shall not be treated as operating expenses for any period.

Section 8.02 Distribution of Available Cash. To the extent that the General Partner determines practicable, the Available Cash of the Partnership shall be distributed monthly in accordance with this Article VII. Subject to the limitation set forth in Section 8.06 with respect to Partners with an unpaid Capital Contribution obligation, Available Cash shall be distributed to the Partners in proportion to their respective Percentage Interests.

Section 8.03 Distribution Upon Liquidation. Distributions upon termination and Liquidation of the Partnership (after giving effect to all allocations provided under Article VII) shall be made according to the provisions of Section 13.03.

Section 8.04 Distribution Upon Partial Liquidation. The proceeds of any sale of less than all of the Partnership’s property, which sale does not result in or accompany the termination and Liquidation of the Partnership, shall be distributed to the Partners in proportion to their respective Percentage Interests.

Section 8.05 Distributions of Sale Proceeds or Net Refinancing Proceeds. Except as otherwise provided in Section 8.03, within sixty (60) days after the close of each fiscal year of the Partnership, and at such other time or times as the General Partner shall determine in its sole discretion, subject to the limitation set forth in Section 8.06 with respect to Partners with an unpaid Capital Contribution obligation. Sale Proceeds and Net Refinancing Proceeds shall be distributed to the Partners in proportion to their respective Percentage Interests.

Section 8.06 Distributions to Partner in Default. Anything herein to the contrary notwithstanding, Available Cash, Sale Proceeds and Net Refinancing Proceeds otherwise distributable pursuant to this Article VIII to a Partner who has failed to pay any portion of the Partner’s Capital Contribution when due shall be retained by the Partnership and applied against such Partner’s unpaid Capital Contribution (the retention and application of any such sum shall not be an exclusive remedy of the Partnership for such Partner’s default).

ARTICLE IX

RESTRICTIONS ON

TRANSFER OF PARTNERSHIP INTERESTS

Section 9.01 Definition of Transfer. The term “transfer,” when used in this Article IX with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its Partnership Interest as the General Partner to another Person or (ii) by which the holder of a Partnership Interest, or fractional part thereof, assigns the Partnership Interest evidenced thereby to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

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Section 9.02 Prohibition Against Transfer.

(a) Except as provided in Section 9.06, no transfer of all or any part of a Partner’s Partnership Interest (including any transfer otherwise permitted under provisions of this Article IX other than Section 9.06) may be made without the prior written consent of the General Partner and any such transfer or purported transfer in violation of this Article IX shall be null and void as against the Partnership, except as expressly provided in this Article IX or otherwise provided by law. The General Partner may withhold such consent for any reason.

(b) A Partner may transfer its Partnership Interest only as follows:

(i) To the Partnership or to any other Partner; or

(ii) To any other Person approved by the General Partner, which approval may be withheld in the General Partner’s sole and absolute discretion.

(c) In no event will any transfer of any Partnership Interest be effected by the General Partner unless (i) the transferor proposing to make the transfer provides the General Partner with sufficient information to enable counsel to the General Partner to determine that the proposed transfer does not violate any applicable federal or state securities laws or other laws or regulations including, but not limited to applicable health care laws and regulations and (ii) the Partnership shall have received payment in full from the proposed transferee of all legal, accounting and other charges and fees incurred by the Partnership or its counsel in connection with such transfer.

(d) Notwithstanding anything in this Agreement to the contrary, no transfer of a Partner’s Partnership Interest may be made unless in the opinion of counsel acceptable to the Partnership, which opinion of counsel is delivered in writing to the Partnership prior to the date of the transfer:

(i) Such transfer when added to the total of all other transfers of Partnership Interests within the preceding twelve (12) months, would not result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code;

(ii) Such transfer would not cause the assets of the Partnership to be deemed to been “plan assets” for purposes of ERISA;

(iii) Such transfer would not violate the registration provisions of the Securities Act of 1933, as amended, and any applicable state securities laws or federal or state regulations (including any investor suitability standards) applicable to such transfer;

(iv) Such transfer would not cause the Partnership to lose its status as a partnership for federal income tax purposes or any other adverse federal income tax consequences to the non-assigning Partners; and

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(v) Such transfer would not violate and cause the Partnership to be in violation of applicable health care laws and regulations, including but not limited to federal and state illegal referral or remuneration, anti-kickback and fraud and abuse laws and regulations.

Section 9.03 Assumption by Assignees. Any transferee to whom any Limited Partner’s Partnership Interest may be transferred, in whole or in part, under the terms of this Agreement who is not at the time of such transfer a party to this Agreement shall take such Partnership Interest subject to all of the terms and condition of this Agreement and shall not be considered (i) to have title to such Partnership Interest until such transferee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement (the “Transfer Agreement”) or (ii) to be a Partner until such transferee is admitted as a Substitute Limited Partner pursuant to, and in accordance with, Section 9.08. Further, any such permitted transfer shall be recognized by the Partnership as effective on the date of such Transfer Agreement if such date is within thirty (30) days of the date on which the Partnership receives a copy of such Transfer Agreement, and otherwise shall be recognized as effective on the date such copy of the Transfer Agreement is received by the Partnership. The Partnership and the General Partner shall not be liable for allocations and distributions made in good faith prior to the actual receipt of such copy of the Transfer Agreement and recordation thereof on the Partnership books within a reasonable amount of time.

Section 9.04 Continuation of Partnership for Tax Purposes. Notwithstanding anything contained herein to the contrary, no assignment or transfer by a Partner of any Partnership Interest shall be effective if (i) it prejudices or affects the continuity of the Partnership for the purposes of Section 708 of the Code or (ii) it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes. Any such assignment or transfer shall be effected in such manner as may be necessary to maintain such continuity or the classification of the Partnership as a partnership for federal income tax purposes.

Section 9.05 Rights of Transferor Limited Partner. Any Limited Partner who shall transfer all of its Partnership Interest shall cease to be a Limited Partner, except that, unless and until one-or more Substitute Limited/Partners are admitted in its stead with respect to such Partnership interest, such transferor Limited Partner shall retain the statutory rights of the assignor of a Limited Partner’s Partnership Interest under the Act, except as may otherwise be provided herein.

Section 9.06 Transfer by General Partner to Related Entity. The General Partner may at any time without the consent of any Limited Partner, transfer all or any portion of its Partnership Interest to any entity controlling, controlled by or under common control with the General Partner. However, no such transfer shall be made or effective unless the same shall not result in a termination of the Partnership pursuant to Section 708 of the Code or result in the failure of the Partnership to continue to qualify as a partnership for federal income tax purposes.

Section 9.07 Assignee Who is Not Partner. An Assignee shall be entitled only to receive the share of the profits of other compensation by way of income, or the return of the Capital Contribution, to which such Assignee’s assignor otherwise would be entitled, and shall have no right: (i) to request any information or accounting of any of the Partnership’s business; (ii) to inspect the Partnership books; or (iii) to vote on any of the matters as to which a Limited Partner would be entitled to vote hereunder. An Assignee shall be subject to all the provisions of this Agreement,

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including, without limitation, the provisions of this Article IX in connection with a transfer or proposed transfer of the Partnership Interest owned thereby, to the same extent and in the same manner as any limited Partner.

Section 9.08 Substitute Limited Partner.

(a) Following receipt by the Partnership of a Transfer Agreement executed in accordance with the provisions of Section 9.03, the Assignee who is a party thereto shall have the right to seek admission as a Substitute Limited Partner, subject to the conditions of and in the manner permitted under this Agreement, by notifying the General Partner of such transfer and requesting the admission to the Partnership as a Substitute Limited Partner. Upon receiving the prior written consent and approval of the General Partner to be admitted to the Partnership as a Substitute Limited Partner, which consent and approval may be withheld in the General partner’s sole and absolute discretion, and subject to the satisfaction of all the other provisions of this Article IX, the Assignee (referred to in this Section 9.08 as the “Candidate”) shall have the right to become a Substitute Limited Partner and be admitted to the Partnership only if:

(i) The General Partner, in its sole discretion, consents to the Candidate’s becoming a Substitute Limited Partner;

(ii) The assignor and Candidate agree to indemnify the Partnership and the General Partner from and against any violations of securities laws committed in connection with such transfer;

(iii) The assignor or Candidate has paid any reasonable expenses incurred by the Partnership in connection with the admission of the Candidate as a Substitute Limited Partner;

(iv) The Candidate shall have executed this Agreement, amended as necessary, and such other documents or instruments as the General Partner may require in order to affect the admission of such Candidate as a Substitute Limited Partner; and

(v) Upon request of the General Partner, the assignor or Candidate furnishes the Partnership an opinion of counsel, which opinion and which counsel shall be satisfactory to the General Partner, to the effect that:

(A) Such transfer will not result in a “termination” of the Partnership pursuant to Section 708 of the Code, otherwise impair its ability to be treated as a partnership for federal income tax purposes, or otherwise cause adverse tax consequences to the non-transferring Partners;

(B) Such transfer will not violate any applicable federal or state securities laws or regulations;

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(C) Such transfer will not cause the assets of the Partnership to be deemed to be “plan assets” for purposes of ERISA; and

(D) Such transfer would not violate and cause the Partnership to be in violation of applicable health care laws and regulations, including but not limited to federal and state illegal referral or remuneration, anti-kickback and/or fraud and abuse laws and regulations.

The General Partner is expressly authorized to enforce this provision by notifying all Partners that all transfers will be suspended for a period of up to twelve (12) months whenever the General Partner determines that any further transfers could jeopardize the continuity of the Partnership under the Code.

(b) Upon the satisfaction of the conditions set forth in Section 9.08(a) above, and, if required by law, the execution, filing and recordation with the appropriate governmental agencies of such documents (including amendments to this Agreement) as may be required to accomplish the admission of the Candidate as a Substitute Limited Partner, such Candidate shall become a Substitute Limited Partner and shall be admitted to the Partnership as a Limited Partner. A Substitute Limited Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of such Substitute Limited Partner’s assignor with respect to the assignor’s Partnership Interest assigned thereto.

Section 9.09 Effective Date of Transfer of Units by Limited Partners. No transfer by a Limited Partner shall be effective to convey the subject matter thereof until the recipient thereof and all of the Limited Partners, or in their discretion the General Partner on behalf of the Limited Partners pursuant to the power of attorney granted in Section 15.01 hereof, execute all such certificates or other documents and perform all such acts which the General Partner deems appropriate to comply with the applicable federal and state securities laws, and to preserve the limited liability status of the Limited Partners following the completion of such transfer under the laws of the jurisdiction or jurisdictions in which the Partnership is doing business.

ARTICLE X

WITHDRAWAL OF GENERAL PARTNER

Section 10.01 Withdrawal. The General Partner agrees that it will not voluntarily withdraw from the Partnership if (i) such withdrawal, in the opinion of tax counsel for the Partnership, would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or cause the dissolution or termination of the Partnership for federal income tax purposes; (ii) any other General Partner does not consent to the withdrawal; or (iii) the General Partner seeking to withdraw is the last remaining General Partner, unless a new General Partner has been elected by a unanimous vote of the Limited Partners. A General Partner which withdraws as a General Partner shall remain liable for any and all obligations hereunder insofar as the actions or events which give rise thereto occurred prior to the time that it withdraws as a General Partner. The dissolution of a General Partner shall be deemed a voluntary withdrawal for purposes of this Section 10.01. The bankruptcy of a General Partner shall not be deemed a voluntary

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withdrawal, except in the case of an involuntary petition. Any corporation, partnership or other entity controlling, controlled by or under common control with the General Partner may be admitted by the General Partner as a new General Partner in the place and stead of the General Partner without the Consent of the Limited Partners. The purported withdrawal by a General Partner except as permitted pursuant to this Section 10.01 shall not constitute a withdrawal and the General Partner purporting to so withdraw shall continue to be a General Partner and remain liable for any and all obligations hereunder.

Section 10.02 Status Upon Withdrawal. Upon the withdrawal of a General Partner, if the Partnership is not to be dissolved and wound up, the interest of such General Partner shall be automatically converted (as of the effective date of such withdrawal or removal) to that of a converted Limited Partner, without any change in the rights of such General Partner hereunder to allocations and to distributions, and an appropriate amendment to this Agreement shall forthwith be made and filed, if and as required, with the appropriate state authorities to reflect such status.

Section 10.03 Status Upon Insolvency or Bankruptcy. Upon the adjudication of the insolvency or bankruptcy of the General Partner, all rights, powers, interests and obligations of the General Partner in its status as a converted Limited Partner shall vest in the court-appointed receiver or trustee in bankruptcy (or the equivalent representative of the insolvent or bankruptcy estate).

Section 10.04 Election of a Successor General Partner. Upon the withdrawal of the General Partner, if the Partnership is not to be dissolved and wound up, any Partner may call for a meeting of the Limited Partners or for a vote without a meeting for the purpose of electing a new General Partner. Such a meeting or vote without a meeting shall be held not more than ninety (90) days after the removal of the prior General Partner. No Person shall become a successor General Partner until it has (i) received a unanimous vote of the Limited Partners and (ii) executed, acknowledged and certified an instrument of amendment to this Agreement accepting and adopting the provisions of this Agreement as a General Partner.

ARTICLE XI

PARTNERSHIP RECORDS, REPORTS AND RETURNS

Section 11.01 Fiscal Year. The fiscal year of the Partnership, for both bookkeeping and federal income tax purposes, shall be the twelve (12) consecutive month period commencing January 1 and ending on December 31, unless for federal income tax purposes or other appropriate reason the General Partner shall change such fiscal year.

Section 11.02 Books of Account. Books of account, accurately reflecting the financial condition of the Partnership, shall be kept or caused to be kept by the General Partner at the executive offices of the General Partner. Such books shall be maintained in accordance with generally accepted accounting principles, consistently applied, shall fully and accurately reflect the results of the business and operations of the Partnership, and shall be appropriate and adequate for the Partnership’s business.

Section 11.03 Other Records. Such other books, records and documents shall be kept, maintained, and retained by the Partnership as the General Partner deems to be necessary and as may

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be required by the Act. The General Partner also shall maintain a list of the names and mailing addresses of all Partners and Assignees, if any, (separately identifying in alphabetical order the General Partner, the Limited Partners and Assignees, if any, and their respective Partnership Interests) as part of the books and records of the Partnership and shall make such list available by mail on request to any Limited Partner or such Limited Partner’s representative at such Limited Partner’s cost.

Section 11.04 Inspection. Any Partner or its designated representative shall be entitled at all reasonable times to inspect and copy the Partnership books and records at the place they are kept, and the Partnership shall provide access to or copies of records required to be maintained in accordance with Section 1.07 of the Act.

Section 11.05 Accounting and Account Expenses. The books and records of the Partnership shall be reviewed annually by a certified public accountant selected by the General Partner. All expenses in connection with the keeping of the books and records of the Partnership, the preparation of financial statements, and the preparation of income tax returns, and any other books and records required to implement the provisions of this Agreement, or required by any governmental authority with jurisdiction over the Partnership, shall be borne by the Partnership as an ordinary expense of its business.

Section 11.06 Annual Reports. As soon as reasonably practicable after the end of each fiscal year of the Partnership, but not later than one hundred twenty (120) days after such date, the General Partner shall cause each Partner to be furnished, at the sole expense of the Partnership, with (i) a copy of the Partnership balance sheet as of the last day of such year, (ii) a statement of income or loss for the Partnership for such year, and (iii) a statement showing the amounts allocated to or against each Partner during or in respect of such year for federal income tax purposes or for purposes of any applicable state or local income tax laws. The documents to be delivered to the Partners under this Section 11.06 shall be audited by an independent accountant at the expense of the Partnership.

Section 11.07 Banking. The General Partner shall deposit or invest all funds of the Partnership in an account or accounts in institutions the accounts or deposits of which are insured by an agency of the United States. All receipts of the Partnership shall be promptly deposited in such account or accounts, and no funds other than the funds of the Partnership shall be deposited therein. The funds in such accounts shall be used exclusively for the business of the Partnership (including distributions to the Partners) and shall be subject to withdrawal only by Persons approved by the General Partner.

Section 11.08 Adjustment to Basis. In the event of a transfer, sale or exchange of all or part of a Partnership Interest, or upon the death or dissolution of a Partner or Assignee, or upon distribution by the Partnership to a Partner of property of the Partnership, the General Partner may cause the Partnership to elect, pursuant to the provisions of Section 754 of the Code, to adjust the basis of the property of the Partnership according to Section 734 or 743 of the Code. All other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as the General Partner, in its sole discretion, determines will be most advantageous to the Partners. Each of the Partners will, upon request, supply the information necessary to properly give effect to such elections.

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Section 11.09 Partnership Returns. The General Partner shall, for each Partnership fiscal year, file on behalf of the Partnership a partnership federal income tax return and such other income tax returns, forms or reports as may be required by law. The General Partner will furnish annually to each Partner or Assignee the Partner’s or Assignee’s Schedule K-1 and any other information relating to the Partnership’s operations for each year as is reasonably required by each Partner or Assignee for the completion of its federal, state and other income tax return.

Section 11.10 Audit of Partnership’s Books and Records. At the discretion of the General Partner or upon the affirmative vote given in accordance with the provisions of Article V by at least a Majority in Interest of Limited Partners, the General Partner shall cause an audit of the Partnership’s books and records to be made by an independent certified public accountant selected by the Partners demanding the audit. The expense of an audit pursuant to this Section (but not an audit pursuant to Section 11.06) shall be borne by the Partners demanding the audit.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.01 Events Causing the Dissolution of the Partnership. The happening of any one of the following events (a “Dissolution Event”) shall work an immediate Dissolution of the Partnership:

(a) The sale by the Partnership of all of its assets; provided, however, that in the event of an installment sale, termination and winding up shall not occur until full payment of the indebtedness owing to the Partnership;

(b) The agreement by the General Partner and the Limited Partners representing at least a Majority in Interest of the Percentage Interests of the Limited Partners to dissolve the Partnership;

(c) An “event of withdrawal” of a General Partner as defined in Section 4.02 of the Act;

(d) The expiration of the term of the Partnership as provided in Article II of this Agreement; or

(e) The entry of a decree of judicial dissolution under the Act.

Section 12.02 Continuation of Business and Reconstitution of the Partnership.

(a) On the Dissolution of the Partnership in accordance with Section 12.01, (i) the Partnership shall be reconstituted and its business continued without being wound up if there remains at least one General Partner and (ii) if there is no remaining General Partner, the Partnership may be reconstituted and its business continued without being wound up if within ninety (90) calendar days of the date of the occurrence of the Dissolution Event causing such Dissolution, all of the Limited Partners agree in writing to so reconstitute and continue the Partnership’s business. If the Limited Partners elect to reconstitute and continue the

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Partnership as provided herein, a new General Partner and such additional General Partner(s) as such Limited Partners may determine appropriate shall be elected by all of the Limited Partners voting in accordance with their Percentage Interests. Any new General Partner shall be considered appointed upon payment to the Partnership of a capital contribution and upon execution and filing of an appropriate amendment to this Agreement and any finding required to be made by the Act. In no event shall any new General Partner be other than an entity which meets such requirements as are established by or under the Code for a general partner to preserve the Partnership’s status as a partnership for Federal income tax purposes.

(b) If the occurrence of a Dissolution Event does not result in the dissolution and winding up of the Partnership’s business, the continuing or successor General Partner(s) shall promptly after such succession have an accounting prepared by independent certified public accountants (which may be the Partnership’s accountants) covering the transactions of the Partnership between the end of the immediately preceding fiscal year through the date of such Dissolution Event, Said accounting shall be completed in accordance with the requirements of the Code. The Departing Partner shall not, however, be liable, for payment of any debts, obligations, liabilities or commitments of the Partnership incurred as a result of an event occurring after its withdrawal as a General Partner.

(c) The death, dissolution, termination, bankruptcy, insanity or legal disability of a Limited Partner shall not cause a Dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership and to receive distributions shall, on the occurrence of such an event, and subject to the terms and conditions of Article IX of this Agreement, devolve upon such Limited Partner’s legal representatives or successors in interest, as the case may be and the Partnership shall continue as a limited partnership under the terms of this Agreement. In such event, each Limited Partner’s estate or other successor(s) in interest shall be liable for all of the obligations of such Limited Partner. In no event, however, shall the Partnership Interest of such Limited Partner be transferred or such Limited Partner’s estate, legal representative(s) or other successor(s) in interest become a Substitute Limited Partner except in accordance with Article IX hereof.

ARTICLE XIII

LIQUIDATION

Section 13.01 Liquidation. Upon the Dissolution of the Partnership, the affairs of the Partnership shall, if the Partnership is not reconstituted under Section 12.02, be wound up by the General Partner, acting as “Liquidator,” which shall proceed with the orderly liquidation and distribution of Partnership assets. If the General Partner is unable to or refuses to act, a Majority in Interest of Limited Partners remaining may designate a Trustee-In-Liquidation who shall serve as “Liquidator” to wind up the affairs of the Partnership. The Trustee-In-Liquidation (i) need not be a commercial corporate trustee, (ii) need not be bonded and (iii) may be any of the remaining Partners. Upon termination, the assets of the Partnership shall be applied as provided in Section 13.03.

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Section 13.02 Final Accounting. Upon Dissolution, an accounting shall be made of the accounts of the Partnership and of the Partnership’s assets, liabilities and operations, from the date of the last previous accounting to the date of such Dissolution.

Section 13.03 Winding Up and Liquidation. Upon Dissolution of the Partnership, if the Partnership business is not continued as provided in Section 12.02, it shall be wound up and liquidated as quickly as circumstances will allow. The assets of the Partnership shall be applied to Partnership liabilities in the following order to the extent available therefor:

(a) To pay or provide for all amounts owing by the Partnership to creditors other than Partners, and for expenses of winding up;

(b) To pay or provide for all amounts owing by the Partnership to Partners other than for capital and profits; provided, however, that if the proceeds of the liquidation are insufficient for such purpose, such cash and property as remains shall be applied against such debts and liabilities of the Partnership to Partners in the same ratio as the amounts of such debts and liabilities bear to one another; and

(c) To the Partners and Assignees, if any, to the extent of all remaining assets the ratio of their positive capital account balances after taking into account all allocations, distributions and other capital account adjustments provided by this Agreement for the taxable year during which such liquidation occurs (other than the distributions pursuant to this Section 13.03(c)) by the end of such taxable year or, if later, within ninety (90) days after the date of such termination.

Section 13.04 Reports to Partners. Within a reasonable time following the completion of the Liquidation of the Partnership, the General Partner or Trustee-In-Liquidation, as appropriate, shall supply to each of the Partners and Assignees, if any, a statement which shall set forth the assets and liabilities of the Partnership as of the date of complete Liquidation and each Partner’s or Assignee’s pro rata portion of distributions pursuant to Section 13.03.

Section 13.05 Winding-Up Period. Until such time as the Partnership’s assets have been sold and the proceeds therefrom collected and distributed or such assets have been distributed in kind, the rights and obligations of the Partners and Assignees, if any, shall continue to be governed and controlled by this Agreement.

Section 13.06 Return of Capital Contributions. Notwithstanding anything contained in this Article XIII to the contrary, no Partner or Assignee shall receive any part of such Partner’s, or, in the case of an Assignee, the assignor’s, Capital Contribution out of the assets of the Partnership until all liabilities of the Partnership (with the exception of liabilities to the Partners on account of contributions) have been repaid or there remains property owned by the Partnership sufficient to pay such liabilities.

Section 13.07 Liquidation for Tax Purposes. Notwithstanding anything in this Article XIV to the contrary, in the event the Partnership is “liquidated” within the meaning of Treasury Regulation 1.704-1(b)(2)(ii)(g), distributions shall be made to the Partners (and Assignees, if any) who have positive capital account balances pursuant to Section 13.03 in a manner that complies with Treasury

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Regulation 1.704-1(b)(2)(ii)(b)(2). However, a liquidation occurring as a result of a Partnership termination, defined in Section 708(b)(1)(B) of the Code, will not require an actual distribution of Partnership assets, but will instead be treated as a constructive liquidation and reformation in the manner described in Treasury Regulation 1.708-1(b)(1)(iv).

ARTICLE XIV

ADDITIONAL LIMITED PARTNERS

Section 14.01 Admission.

(a) Subject to compliance with Section 4.07, and as authorized by Section 3.01(f), the General Partner is authorized to admit to the Partnership, from time to time or at one time, Additional Limited Partners, and, in the event the Partnership issues additional Partnership Interests, the General Partner is authorized to admit to the Partnership as Additional Limited Partners any Person to whom one or more of such Partnership Interests have been issued or transferred.

(b) Notwithstanding anything herein to the contrary, no Person shall be admitted to the Partnership as an Additional Limited Partner until the General Partner and all Limited Partners have consented to such admission, which consent may be withheld or granted in the sole discretion of the respective Partners.

Section 14.02 Not Event of Dissolution. The admission of a Person as an Additional Limited Partner pursuant to this Article XIV shall not be cause for dissolution of the Partnership.

ARTICLE XV

GENERAL PROVISIONS

Section 15.01 Power of Attorney.

(a) Each of the Limited Partners hereby constitutes and appoints the General Partner as its agent and attorney-in-fact, with full power of substitution, for the purpose of executing and, if required, acknowledging, swearing to and filing;

(i) This Agreement and any amendments hereto and any certificates or amendments thereto as shall be necessary or desirable to give effect to or carry out the provisions of this Agreement or any amendments hereto and to preserve the character of the Partnership as a limited partnership;

(ii) Amendments to this Agreement to effect the substitution or admission of a Person as a Partner when such Person has acquired a Partnership Interest in accordance with the provisions hereof;

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(iii) All instruments which effect a change or modification of the Partnership in accordance with this Agreement, including, but not limited to, documents to evidence transfer of a Partner’s Partnership Interest if such Partnership Interest has been transferred in compliance with the applicable provisions of this Agreement;

(iv) Amendments to this Agreement on behalf of and in the name of the nonconsenting Partners where amendments and modifications hereof may be made or actions to be taken by the Partnership may be approved by less than all of the Partners and the required number of Partners have consented to such amendments or approved such actions;

(v) Instruments required by the Code or the Act to maintain the existence and operations of the Partnership; and

(vi) A certificate of assumed name and such other certificates and instruments as may from time to time be necessary under the assumed name statutes in effect in the State of Texas or any other jurisdiction in which the Partnership may from time to time conduct business or own or lease property.

(b) The foregoing power of attorney is coupled with an interest, is irrevocable, and as to each Partner shall survive such Partner’s withdrawal from the Partnership, and the assignment of such Partner’s respective Partnership Interest (or any portion thereof).

Section 15.02 Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things as may be required by law, or as may, in the opinion of the General Partner be necessary or advisable to carry out the interests and purposes of this Agreement.

Section 15.03 Amendments.

(a) Amendments to this Agreement may be proposed (i) by the General Partner or (ii) by holders of at least ten percent (10%) of the Percentage Interests of the Limited Partners. Any such amendment shall be proposed by submitting to the General Partner and all of the Limited Partners in writing the proposed amendment together with the written opinion of counsel as to the legality of such amendment and the written recommendation of the Partner or Partners proposing the amendment. Any such amendment shall become effective only upon the affirmative vote of at least a Majority in Interest of the Limited Partners and the consent of the General Partner.

(b) Notwithstanding the provisions of subsection (a) of this Section 15.03, amendments to this Agreement which are of a clerical or inconsequential nature and which do not adversely affect the Limited Partners in any material respect or which are required, permitted or contemplated by this Agreement, including, without limitation, amendments necessary to reflect the admission, substitution or withdrawal of a Limited Partner, may be made by the General Partner, without notice to or consent of any Limited Partner.

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(c) No amendment shall change the Partnership to a general partnership, change the respective liabilities of the General Partner or of the Limited Partners and Assignees, or change the basis of participation of the parties in the capital accounts, cash distributions or income or losses of the Partnership or revise Sections 3.01(c), 3.01(d), 3.01(e), 3.01(g), 3.02, 3.04, 3.05, 3.11, 4.07, 14.01 or 15.03(c) hereof except with the unanimous consent of all Partners.

(d) Notwithstanding any other provisions of this Agreement, the General Partner shall have the right, but not the obligation, to amend this Agreement as provided in Section 3.12 hereof and to modify the provisions of Article VII hereof or any other provisions of this Agreement without the consent of the Limited Partners, if, in the opinion of counsel to the Partnership and the General Partner, such modification is necessary to (i) cause the allocations contained in Article VII to have substantial economic effect or to be in accordance with the Partners’ interest in the Partnership in accordance with the most recently proposed or final Treasury Regulations relating to Section 704 of the Code enacted after the date of this Agreement or (ii) cause the provisions of this Agreement to comply with any applicable federal legislation enacted after the date of this Agreement.

Section 15.04 Notices. Except as otherwise specifically provided herein, all notices required or permitted hereunder shall be in writing and shall be effective either upon personal delivery, or when posted, if sent by certified mail, return receipt requested, postage prepaid and properly addressed. Such notices shall be given to the parties hereto at the addresses of such parties maintained on the books of the Partnership, or to the Partnership as set forth in Section 2.04, or the addresses as changed pursuant to the requirements of this Section 15.04. Any party hereto may, at any time by giving ten (10) days’ written notice to the other parties hereto, designate any other address in substitution of the foregoing address to which such notice shall be given.

Section 15.05 Headings and Exhibits. All descriptive headings contained in this Agreement are for convenience of reference only and shall not be considered in the construction of any provision hereof. All exhibits, schedules or other documents that are attached to this Agreement and referred to in the text of this Agreement shall be considered as part of this Agreement as if fully set out herein.

Section 15.06 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect; provided, however, that if a Majority in Interest of the Partners shall state in writing that the invalidity of the particular provision or provisions has substantially impaired the purposes and intent of this Agreement, then the Partnership shall terminate.

Section 15.07 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or entity may require.

Section 15.08 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and may not be amended or modified except as provided herein.

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Section 15.09 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

Section 15.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding that all parties hereto have not signed the same counterpart.

Section 15.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and, where permitted by this Agreement, transferees and assigns.

Section 15.12 Investment Representations. Each Partner hereby represents, warrants and agrees that it is acquiring its interest in the Partnership for its own account, for investment only, and not for the purpose of, or with the view to, the resale or distribution of all or any part thereof, nor with the view to selling or otherwise distributing said interest at any particular time or under any predetermined circumstances.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NCI - SAN ANTONIO, INC. as General Partner

By:	/s/ Edwin H. Cooper
Edwin H. Cooper, Jr.

NextCARE One, Ltd. as Limited Partner

By:	NextCARE, Inc. Its General Partner

	By:	/s/ Ray M. Branson
Ray M. Branson, President

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SCHEDULE I

PERCENTAGE INTERESTS OF LIMITED PARTNERS

Name and Address	Percentage Interest
NextCARE One, Ltd. 7600 Chevy Chase Drive, Suite 116 Austin, Texas 78752 Facsimile: (512) 302-1439 Attention: General Partner	99%

TOTAL:	99%